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EXHIBIT 10.1

    THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("First Amendment"), dated as of April 20, 2001, is entered into by and among CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), BANK OF AMERICA, N.A., as agent for the Banks (the "Agent"), and those financial institutions parties to the Credit Agreement (collectively, the "Banks") signatory hereto.

RECITALS

    A.  The Company, Banks, and Agent are parties to an Amended and Restated Credit Agreement dated as of December 1, 1999 (the "Credit Agreement") pursuant to which the Agent and the Banks have extended certain credit facilities to the Company.

    B.  The Company, the Banks, and the Agent now hereby wish to amend the Credit Agreement in certain respects, all as set forth in greater detail below.

    NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.  Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

      2.  No Obligation to Make New Loans.  The Company may request new Loans pursuant to Section 2.1 of the Credit Agreement only with the prior written consent of each of the Banks.

      3.  Amendments to the Credit Agreement.

        (a) The definition of "Applicable Margin" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety, and inserting in its place the following:

        "Applicable Margin" means, in respect of all Loans outstanding on any date, a per annum rate equal to 3.00% for Offshore Rate Loans and 2.00% for Base Rate Loans.

        (b) The definition of "Available Cash" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated (until the Company exercises its Interest Coverage Replacement Option as referenced in Section 7.15(c)) to conform to the blacklined form of the definition of "Available Cash" attached as Exhibit A hereto. Upon the Company's exercise of its Interest Coverage Replacement Option as referenced in Section 7.15(c), the definition of "Available Cash" shall revert to the definition set forth in the Credit Agreement before giving effect to this Amendment.

        (c) The definition of "Commitment Fee Percentage" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety, and inserting in its place the following:

        "Commitment Fee Percentage" means a rate per annum equal to 0.50%.

        (d) Subsection 2.7(a)(i) of the Credit Agreement is hereby amended and restated to conform to the blacklined form of subsection 2.7(a)(i) attached as Exhibit A hereto.

        (e) Section 6.1 of the Credit Agreement is hereby amended and restated by adding to such Section the following new paragraph (i):

           (i) as soon as available, but in any event within 30 days after the end of each calendar month, (1) internal management reports discussing the financial position and results of operations of the Company and its Subsidiaries and (2) a detailed report discussing updates on any sale, conveyance or disposition of any assets or any other form of acquisition, disposition or liquidation of the Company and its Subsidiaries, which report shall set forth, in reasonable detail, the assets to be sold, the nature of the proposed transaction, the approximate value of the proposed transaction, the number of bidders or potential purchasers involved, and the current status of negotiations.

        (f)  Section 7.2 of the Credit Agreement is hereby amended and restated to conform to the blacklined form of Section 7.2 attached as Exhibit A hereto.

        (g) Section 7.4 of the Credit Agreement is hereby amended and restated to conform to the blacklined form of Section 7.4 attached as Exhibit A hereto.

        (h) The Credit Agreement is hereby amended by deleting subsections 7.5(f) and 7.5(g) thereof in their entirely and replacing such subsections with "[intentionally omitted]."

        (i)  The Credit Agreement is hereby amended by deleting Section 7.15 thereof in its entirely and replacing such Section with the following:

        7.15 Indebtedness Covenant.

          (a) The Company shall not permit, (i) as of the last day of any fiscal quarter the ratio of Cash Flow to Debt Service to be less than 1.25 to 1.00 or (ii) as of the last day of any fiscal quarter the ratio of Cash Flow to Interest Expense to be less than the respective ratios set forth below for the respective quarters ending on the dates set forth below:

Fiscal Quarter End Dates	Ratio
March 31, 2001	2.00 to 1.00
June 30, 2001	1.60 to 1.00
September 30, 2001 and thereafter	2.50 to 1.00

          (b) The Company shall not permit the ratio of Cash Flow to Interest Expense as of the last day of any fiscal quarter after the Company exercises its Interest Coverage Replacement Option to be less than 2.50 to 1.00.

          (c) The Company may irrevocably elect to exercise the option referenced in this Section 7.15 (the "Interest Coverage Replacement Option") on any date by delivery of written notice to the Agent, provided however, that the Company has previously delivered financial statements in compliance with Section 6.1 evidencing that the ratio of Cash Flow to Interest Expense as of the end of the most recent fiscal quarter is greater than 2.50 to 1.00.

        (j)  The Credit Agreement is hereby amended by deleting Schedule 2.1 thereof in its entirely and replacing such Schedule with the following Schedule 2.1 attached hereto as Exhibit B.

      4.  Representations and Warranties.  The Company hereby represents and warrants to the Agent and the Banks, as of the Effective Date (as defined below), as follows:

        (a) No Default or Event of Default has occurred and is continuing.

        (b) None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Effective Date (as defined below)), contains any untrue statement of a material fact or omits any material fact required to be stated therein or otherwise necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

        (c) The execution, delivery and performance by the Company of this First Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this First Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, without defense, counterclaim or offset except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity.

        (d) The Company is entering into this First Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other person.

      5.  Effective Date.  This Amendment will become effective on April 20, 2001 or the first Business Day thereafter as of which each of the following conditions precedent has been satisfied (the "Effective Date"):

        (a) The Agent has received from the Company and the Required Banks a duly executed original or facsimile counterpart of this Amendment (any such facsimiles to be promptly followed by the originals thereof).

        (b) The "Effective Date" as defined in the First Amended and Restated Facility B Credit Agreement has occurred or is occurring contemporaneously as of the Effective Date hereunder.

        (c) The Agent has received an opinion of Ball Janik LLP, as counsel to the Company and the Partner Entities addressed to the Agent and the Banks, in form and substance reasonably satisfactory to the Required Banks.

        (d) The Company shall have paid to the Agent, (i) for the account of each Bank that has executed a counterpart of this Amendment and delivered (by hard copy or facsimile) the same to the Agent or its counsel by 5:00 p.m. (San Francisco time) the Business Day before the Effective Date, a nonrefundable amendment fee in an amount equal to such Bank's Commitment multiplied by 0.350%; which amounts the Company hereby covenants to pay to the Agent for the account of such Banks on demand and (ii) for the Agent's own account, all reasonable costs and expenses incurred in connection with the Agent's recent appraisal of the timberlands of the Company.

      6.  Reservation of Rights.  The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this First Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into similar amendments under the same or similar circumstances in the future.

      7.  Miscellaneous.

        (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this

    First Amendment. This First Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

        (b) This First Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this First Amendment.

        (c) This First Amendment shall be governed by and construed in accordance with the law of the State of California.

        (d) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        (e) This First Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This First Amendment supersedes all prior drafts and communications with respect thereto. This First Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.

        (f)  If any term or provision of this First Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this First Amendment or the Credit Agreement, respectively.

        (g) Company confirms its obligations under Section 10.4(a) of the Credit Agreement to reimburse the Agent for all costs and expenses including reasonable attorneys' fees and expenses incurred by the Agent in connection with this First Amendment.

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    IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first above written.

CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership
By:	CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner
By:
Title:
BANK OF AMERICA, N.A., as Agent, a Bank and as a Bank
By:
Title:
UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and as a Bank
By:
Title:
BANK OF MONTREAL, as Co-Agent and as a Bank
By:
Title:
KEYBANK NATIONAL ASSOCIATION, as Co-Agent and as a Bank
By:
Title:
ABN AMRO BANK, N.V.
By:
Title:
SUNTRUST BANK
By:
Title:
WELLS FARGO BANK, N.A.
By:
Title:

SUMITOMO MITSUI BANKING CORPORATION
By:
Title:
BNP PARIBAS (Successor in Interest to Paribas)
By:
Title:
FIRST UNION NATIONAL BANK
By:
Title:
BANK HAPOALIM, B.M.
By:
Title:

Exhibit A

    "Available Cash" means, with respect to any fiscal quarter and without duplication:

      (a) the sum of:

         (i) all cash receipts of the Company during such fiscal quarter from all sources;

        (ii) any reduction with respect to such fiscal quarter in a cash reserve previously established pursuant to clause (b)(ii) below (either by reversal or utilization) from the level of such reserve at the end of the prior fiscal quarter; and

        (iii) the amount available to be borrowed on the last day of such fiscal quarter under the Working Capital Facility but only so long as the conditions relating to a "Borrowing" set forth in subsections 5.2(b) and (c) of and as defined in the Facility B Credit Agreement would be satisfied or waived on such date (or, if the Working Capital Facility is other than the Facility B Credit Agreement, the conditions to borrowing under such Working Capital Facility would be satisfied or waived on such date);

      (b) less the sum of:

         (i) all cash disbursements of the Company during such fiscal quarter, including, without limitation, disbursements for operating expenses (including, without limitation, the amounts described in the second sentence of Section 7.7), taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Partnership Interests (as defined in the Company Partnership Agreement), capital expenditures and cash distributions to Partners (as defined in the Company Partnership Agreement) (but only to the extent that such cash distributions to Partners exceed Available Cash for the immediately preceding fiscal quarter); and

        (ii) any cash reserves established with respect to such fiscal quarter, and any increase with respect to such fiscal quarter in a cash reserve established pursuant to this clause (b)(ii) from the level of such reserve at the end of the prior fiscal quarter, in such amounts as the Managing General Partner determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of the business of the Company (including, without limitation, reserves for future capital expenditures and those established with respect to the Obligations hereunder, the "Obligations" under and as defined in the Facility B Credit Agreement, and the Senior Notes), provided that the reserves established during such fiscal quarter pursuant to this clause (b)(ii) shall include an amount not less than (w) 100% of all capital expenditures budgeted to be incurred during the next fiscal year, (x) [200]% of the aggregate amount of all interest in respect of the Senior Notes to be paid on the interest payment date immediately following such fiscal quarter, (y) [400]% of the aggregate amount of all accrued and unpaid interest in respect of the Loans and the Facility B Loans on the date of determination, and (z) [100]% of the aggregate amount of all principal in respect of the Senior Notes scheduled to be paid during the nine calendar month period immediately following such fiscal quarter, (B) to provide funds for distributions to the Partners in respect of any one or more of the next four fiscal quarters, or (C) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Partners (as defined in the Company Partnership Agreement) shall not be considered cash disbursements of the Company that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion

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of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Company which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

      2.7(a) Mandatory Prepayments.

         (i)  If the Company or any of its Subsidiaries shall receive Net Proceeds from a sale of properties permitted by subsection 7.2(f)(ii), or harvest excess timber permitted by Section 7.4, then (A) the Net Proceeds of such sale shall be paid by the Company as a prepayment of such Senior Debt as and to the extent required by subsection 7.2(f), and (B) the net proceeds of such excess harvest shall be paid by the Company as a prepayment of such Senior Debt as required by Section 7.4; provided that, in each case, the Company may not prepay Senior Debt other than the Loans and the Facility B Loans pursuant to this subsection 2.7(a)(i) unless (1) the Company also prepays the Loans and the Facility B Loans in an aggregate amount as shall be necessary to cause the Banks together with the "Banks" as defined in the Facility B Credit Agreement to share such prepayment with the other Senior Debt at least pro rata and (2) the Senior Debt so prepaid does not exceed, in the aggregate, $37,500,000. Prepayments to be made with respect to the Loans and the Facility B Loans pursuant to this subsection 2.7(a)(i) shall be applied first to prepay any Base Rate Loans then outstanding, second, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay any Offshore Rate Loans then outstanding (in the order of the maturity of their Interest Periods), and third to prepay or to cash collateralize Facility B Loans in accordance with Section 2.7(a)(i) of the Facility B Credit Agreement.

    7.2  Asset Dispositions.

      The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than:

      (a) sales of timber, logs, lumber and other inventory in the ordinary course of business for fair market value;

      (b) sales for fair market value of equipment, which is surplus, worn-out or obsolete or no longer useful in the ordinary course of business;

      (c) [intentionally omitted];

      (d) [intentionally omitted];

      (e) exchanges of timberland for other timberland in the ordinary course of business with Persons who are not Affiliates of the Company, if:

         (i) the aggregate fair market value of all timberland so exchanged by the Company and any of its Subsidiaries, collectively, does not exceed on a cumulative basis $400,000,000 during the term of this Agreement or $25,000,000 in any fiscal year;

        (ii) the timberland to be received in exchange is of at least an equivalent fair market value to the timberland to be exchanged or, if such timberland is not of at least an equivalent fair market value, the amount of any shortfall shall constitute a permitted disposition under subsection 7.2(c) or (f);

        (iii) the timberland to be received in exchange is located in the United States; and

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        (iv) at the time of such exchange, no Default or Event of Default exists or shall result from such exchange;

provided, however, that any exchange permitted by this subsection 7.2(e) may be in the form of a tax deferred exchange so long as such tax deferred exchange is completed within 180 days; and

      (f)  dispositions for fair market value thereof of assets not otherwise permitted hereunder to Persons who are not Affiliates of the Company if:

         (i) at the time of such disposition no Default or Event of Default exists or shall result from such disposition; and

        (ii) (A) the Net Proceeds of such disposition are applied within 180 days of such disposition to the purchase of productive assets in a Permitted Business (including purchases not consummated during such 180 days if a binding agreement for such purchase is entered into during such period and such purchase is completed within 90 days after the expiry of such 180 day period) located in the United States provided that the aggregate Net Proceeds applied to such purchases pursuant to this clause (A) shall not exceed $5,000,000 in any given fiscal year or (B) if the aggregate Net Proceeds of such dispositions (not applied as described in clause (A) above) received by the Company and its Subsidiaries in any fiscal year exceeds $5,000,000, the entirety of such Net Proceeds (not applied as described in clause (A) above) are applied within 10 Business Days after receipt thereof (or, if less than $5,000,000 of such Net Proceeds have been previously received by the Company and its Subsidiaries during any fiscal year, within 10 Business Days after receipt of Net Proceeds causing the aggregate to exceed $5,000,000) to the repayment of such Senior Debt as the Company may elect to so prepay. If, at any time the Company shall elect to repay Senior Debt other than the Loans and the Facility B Loans, (x) the Company shall also repay Loans and Facility B Loans by at least a pro rata amount (based on the then outstanding principal of amount of all Senior Debt) and (y) a Responsible Officer shall have notified the Agent promptly after its determination to so apply the Net Proceeds and shall have certified the proper application of such Net Proceeds in accordance with this subsection 7.2(f); and

      (g) dispositions of assets permitted under subsection 7.3(b).

      7.4 Harvesting Restrictions.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, in any calendar year, commencing with 2001, harvest timber or sell standing timber on its or any Subsidiary's timberlands in excess of Planned Volume for that year unless the net proceeds from such excess harvest (which shall be determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period), are, within ten Business Days after the end of such period, applied to the repayment of Senior Debt as required by subsection 2.7(a)(i). "Planned Volume" shall mean for each calendar year 340,000,000 board feet of timber, as decreased for any year in which there is an Annual Timber Decrease effective upon the Effective Date for such Annual Timber Decrease by the same percentage that such Annual Timber Decrease represents as a percentage of the inventory of standing timber owned by the Company and its Subsidiaries at the end of the prior calendar year. For purposes of the foregoing:

    "Annual Timber Decrease" shall mean, for any calendar year, the amount, in board feet, by which the number of board feet of timber sold by the Company and its Subsidiaries during such calendar year shall exceed the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year.

    "Effective Date" for any Annual Timber Decrease shall be July 1 of the calendar year for which such Annual Timber Decrease occurs.

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RECITALS
Exhibit A